Exhibit 99.2

Clarient, Incorporated

2009 First Quarter Results

May 6, 2009

Operator:                          Good afternoon ladies and gentlemen and thank you for standing by, and welcome to the Clarient Incorporation’s 2009 First Quarter Results conference call.

During today’s presentation all parties will be in a listen-only mode.  Following the presentation, the conference will be opened for questions.  If you have a question at that time, please press the star, followed by the one on your touchtone phone.  If you would like to withdraw your question, please press the star, followed by the two

I would like to now turn the conference to our host, Mr. Matt Clawson with Allen and Caron.  Go ahead, sir.

Matt Clawson:                  Thank you, Jill.  Thank you everyone for participating in today’s call.

Earlier today, Clarient distributed a news release which summarized Clarient’s financial results for the quarter ended March 31, 2009.  If you’ve not received a copy of this news release or if you want to be added to the company’s distribution list, please contact Nathan Abler in our California office at 949-474-4300 or visit www.clarientinc.com.

I’ve been asked to remind you that today’s presentation includes forward-looking statements within the meeting of federal securities laws.  These statements involve material risks and uncertainties that could cause actual results or events to be materially different from those anticipated.  For a list and description of those risks and uncertainties, please see Clarient’s fillings with the Securities and Exchange Commission.  Clarient does not assume any obligation to update or revise any financial projections or forward-looking statements made today.  Furthermore, this conference call contains time sensitive information and is accurate only as of this call today, May 6th.

Now here is Ron Andrews, Clarient Vice Chairman and Chief Executive Officer with a strategic review of Clarient’s first quarter results.  Good afternoon, Ronny.

Ron Andrews:                  Hey, thanks, Matt.  Good afternoon everyone.  Thank you for joining us for today’s conference call on Clarient’s 2009 first quarter performance.  Joining me today is our Chief Financial Office, Ray Land.  Our President and Chief Operating Officer, Mike Pellini is attending an industry conference and will be unable to join us today.

Renowned author, Victor Hugo, wrote, “That if we realize what progress is, call it tomorrow.”  At Clarient we’re realizing progress and we call it today.

During the three months ended March 31, 2009 we made steady, tactical, and strategic progress on multiple fronts towards several important goals. The company’s balance sheet is markedly stronger due to our private placement of up to 50 million in convertible preferred stock with Oak Investment Partners.  The transaction allowed us to extinguish most of Clarient’s outstanding debt and to provide working capital to fuel continued growth.

The private placement also helps in our jet— object toward net income in 2009 by eliminating 12 million in interest expense, fees, and amortization expense for the remainder of the year.  Although it is a non-GAAP metric, adjusted EBITDA more than doubled in the quarter compared with the same period last year and we posted operating income of $ 846,000 versus an operating loss of 143,000 in first quarter of 2008.

Clarient’s organic revenue growth continued during the period; increasing 41% as compared to first quarter of 2008.  Gross margin also expanded; due to increased volume of higher margin tests and improved lab efficiencies.  We also made progress deepening our menu of cancer diagnostic services with the launch of several new tests, including yesterday’s exciting announcement of the launch of the Clarient Insight DX Breast Cancer Profile.

Today Clarient offers community pathologists more than 320 tests to identify and characterize more types of cancer than ever before.  Our mutual goal is to assist clinicians in treating patients more efficiently and effectively through earlier and more thorough assessment of the marker pathology of the cancer which will aide in deciding on the most appropriate course of targeted therapies.

While many companies are talking about the future of personalized medicine, Clarient is delivering it today.  Make no mistake, much more work lies ahead for us if we’re to realize the 2009 goals that we outlined during our Q4 2008 conference call.  Specifically, expense control will be a balancing act between our short-term and long-term goals.  We are exploring strategic alternatives for geographic laboratory expansion and growing our sales staff in underserved territories.  While important investments, those strategic initiatives are driving-up general administrative and sales and marketing expenses respectively.  In addition, we are seeing improvement in our billing and collections process, but there’s clearly more work to do here.  We have talented managers assigned to these challenges and we expect contini— continued meaningful progress in these areas over the course of 2009.

I want to remind you of Clarient’s— of Clarient’s key competitive advantages.  One, Clarient has built a strong commercial channel in the cancer diagnostic sector through our unique collaboration with and focus on the community pathologists.  There’s ongoing development of our proprietary Insight DX test menu which sets us apart for competitors.  Three, we are technology agnostic and thus have developed expertise in all areas of molecular testing and finally, we have a technology transfer process and a lab infrastructure that speeds commercial development and validation of tests.  Clarient continues to grow and improve its competitive stature in a dynamic market.  We’ve made measureable progress in the first quarter; we remain on track to deliver more growth and profits in 2009.  Through the efforts of our talented team, Clarient is well positioned to continue that progress today and tomorrow.

Now I’ll review the key operating metrics for the quarter.

Clarient operations delivered another strong performance in the first quarter of 2009.  Supporting the company’s growth efficiently and delivering a consistently high level of patient care.  We retained 99% of our current customers during the quarter.  While signing up 56 new customers, 11 of whom are what we call A-list clients; each with the potential to generate more than 500,000 in annual revenue.  Our quarterly target is to retain, at least, 95% of customers.  In same store sales, that is to say, volumes for six high margin tests on a year-over-year basis, we also booked solid growth.  Our top 20% segment grew at over 40% year-over-year in a market that is only growing at 10%.  This is a strong indicator of the success of our depth of menu strategy and its ability to help our clients grow their businesses faster than market growth.  We posted increased volumes at all major testing categories, including IC (sp?), Flow (sp?), FISH and PCR.

As Clarient grows, we continue to benefit from greater economies of scale.  Measured by revenue per FTE our operational efficiency continues to rank among industry leaders.  Our revenue per FTE was flat in Q1 of 2009 from the same period of 2008 which is attributed to a planned personnel increase to support the expected volume growth as a result of the recent sales force expansion.  In addition, slide stained per month were approximately down 5.5% from 2008 levels.  First quarter accessions or cases per FTE, per month, were up 4.2% from Q1 2008.  Importantly, as our volume continues to expand corrective actions per requisitions remain well below the industry average at significantly less than 1%.  As we make a modest expansion of our lab and IT staff to meet the company’s volume anticipated from our sales expansion, Clarient continues to handle more cases with fewer errors and we did it all while retaining our customers at levels well above industry average, that defines progress.

Longer term, we expect to report continued improvements and efficiencies due two projects.  One driver is the ongoing work to implement a new enterprise resources planning or ERP system later in 2009 to enhance inventory control, purchasing efficiency, and control and financial reporting.  The other project is the design of a new laboratory information system.  Both of these systems automate some of the manual processes related to inventory management and specimen handling in our laboratory.

Now let’s turn to taste— to test in case volumes.  In Q1 2009 we handled nearly 32,000 patient cases up 32% from the same period in 2008 and not more than 6% from Q4 2008.  We are pleased with the growth in this area.  However, our facilities have the capacity to handle even more cases.  Total testing volume at nearly 225,000 increased 27% in the quarter compared to the first quarter of 2008 and was up 7% from Q4 2008.

By type, here is the year-over-year testing volume growth in Q1:  Leukemia lymphoma testing volume was up 32%, breast prognostic and solid tumor testing volumes increased 16%, and for the second consecutive quarter, molecular testing increased nearly 300%.  This continued ramp up in the molecular area was fueled by the timely introduction of KRAS and BRAF testing into the pipeline last year and their rapid commercialization by the sales team.  The introduction of additional molecular markers also contributed to the increase.  From 2000— from Q4 2008 to Q1 2009 testing volume also increased across the board at solid single and double digit rates.

In summary, our operational progress in the quarter was measurable and continues to build momentum toward our 2009 milestones.  We handled a growing case load at strong levels of efficiency at the same time we continued to provide for future profitable growth through infrastructure enhancements.

Now here’s Ray to discuss Clarient’s financial highlights.

Ray Land:                         Thanks, Ronnie and good afternoon everyone.  As we announced in today’s press release, this will be the 19th consecutive quarter of increased revenue and the third quarter in a row that we are reporting positive operating income and positive adjusted EBITDA.

On the financing front, Clarient made important progress during the first quarter.  As Ronny pointed out, the company’s balance sheet is stronger due to our private placement of up to $50 million in convertible preferred stock with Oak Investment Partners.  We expect to complete a second tranche of 10.9 million on or about May 14, 2009.  After the second tranche we will have extinguished over $31 million of the company’s outstanding debt and provided about $7 million in working capital to fuel Clarient’s continued growth.  The private placement will also allow the company to avoid $12 million in interest expense, fees, and debt discount amortization expense for the remainder of 2009.

At March 31st, the company’s cash balance was $4.7 million compared with $1.8 million at December 31, 2008.  Additional liquidity is being provided through an $8 million secured credit facility with Gemino Healthcare Finance for which $5.9 million was qualified and borrowed at March 31, 2009.

One of the effects of the private placement with Oak was to reduce Safeguard’s scientific ownership stake in Clarient from more than 60% at year end 2008 to slightly more than 50% at the end of the first quarter.  Both now hold slightly less than 20% of Clarient’s outstanding shares.  After the completion of the second tranche Safeguards share ownership will be reduced to approximately 47% and Oak’s ownership will be 21.4%.

Another area of intense company focus is the improvement in our billing and collection operation.  In mid 2008 we brought this function in-house and immediately experienced a number of internal and external challenges which delayed our billing and collection effort.  We discussed a number of these problems in our last earnings conference call and are pleased to report that we have made significant progress in addressing those issues during the first quarter of 2009.  In the fourth quarter of 2008, we wrote off 6.3 million of the 6.6 million in receivables transferred to us by our former third party billing provider.  So, that issue is effectively behind us.

With regard to process improvements, we have reduced our coding backlog from 28 days to one day by resolving our internal processing problems.  During the first quarter with the aide of our industry representatives, we were able to finally clear up confusion with the new Medicare administrator around allowable claims.  In addition, our new Medicare administrator improved their processing operations.  As a result of these improvements, we were able to increase our daily average cash collection by 41% to $286,000 per day for the months of March and April 2009; as compared to a $203,000 daily average for the period June 2008 through February 2009.  However, the low relative cash collections in January and February 2009 of our first quarter caused our day sales outstanding to increase to 105 days.  While we are encouraged by our March and April 2009 cash collections, we still have a lot of work to do to further improve our cash collection and billing process.

As we generate more historical information under our new XIFIN system, we will be better able to refine our analysis of problem payor classes and develop cash collection benchmarks.  We have already initiated a program using resources from our commercial teams to assist us in resolving persistent client issues.  Another area of focus will be improving the quality of the information received by the billing department to avoid billing delays due to incomplete or incorrect information.  We will also further strengthen our billing and collection staff during the second quarter.

We strongly believe that we are addressing our billing and collection process issues.  And our actions will ultimately result in improved timeliness of our billing and collection efforts, improved DSO, reduced bad debt expense, as a percent of revenue and substantial cost savings. Improvement in our DSO and our bad debt expense is an integral part of our management incentive plan for 2009 so it has the focus of our entire executive team.

With regard to our quarterly financial results, I was pleased to see the 59% increase in gross profit over the first quarter of 2008 outpace our 46% growth in expenses.  The $1.8 million increase in sales and marketing expenses was driven by the hiring of 14 new sales reps in the first quarter, as well as increased sales expenses due to the growth in revenues.  While the first quarter earnings suffered from the additional ramp up in sales reps, we believe that the remainder of the year will benefit from increased revenues.  Our expectations for annual revenues continues to be in the range of 93 million to 98 million.  The $900,000 increase in general and administrative expenses resulted from higher stock compensation expenses and professional fees associated with corporate business development activities.

Now before we open the phones for questions, Ronny has some final words.

Ron Andrews:                  Thanks, Ray.  I’d like to give a quick update on the Insight DX program.  We’re very excited about the progress we continue to make in our Insight DX program.  A couple weeks ago, we announced the exclusive license to FOXA1 a new gene marker known to have a role in certain types of breast cancer.  This new gene marker has incredible potential.  In an early study published to date, has proven to be an estrogen receptor transcription (sp?) factor that correlates to recurrent outcomes and by itself is a solid predictor of recurrence.  Clarient’s philosophy for molecular pathology innovation is to stay on the leading edge of commercialization of new discoveries and to incrementally add new markers to our Insight DX profiles as new information and data compels us.  We will look to add FOXA1 and other emerging markers to future versions of the breast profile as part of our ongoing product development.  If they improve the profile, we’re committed to adding them and revalidate to ensure our pathology client to have the latest in molecular information necessary to assist them in clarifying this complex disease.  Our ability to gain an exclusive to this gene marker is indicative of our growing brand strength in the pathology and academic markets.  We feel very fortunate to have been chosen by Indiana University to be the recipient of FOXA1 and will immediately validate and bring this gene test up as a supporting marker in our breast cancer program.

We also announced yesterday the long awaited launch of our Insight DX breast cancer profile.  We certainly learned a lot as an organization, about ourselves, and our product development processes over the last year of development.  While we had planned on launching sooner, our quality philosophy and commitment to excellence, forced us to make some critical decisions regarding the makeup of the panel as well as add some additional data transfer validation steps to ensure the integrity of our process.  These changes pushed out the launch, but we are now on the market and remain very enthusiastic about the service we are providing.  The performance of the profile and Clarient’s validation study exceeded our original expectations which were based on the studies used to develop it, but we want to be conservative in our reporting at this stage due to the limited number of patients in this study.  However, it is very important to note that over 1,000 patients were studied in the combined results of all the studies done to date and this provides us great confidence that the profile will perform (inaudible) for patients who get the profile now as a lab develop test.

Some important features of our new profile are as follows:  the markers used in our profile are scored predominately at the functional protein level as opposed to the intermediate levels such as RNA transcripts which can not account for post transcriptional processing.  The bottom line is, the focus of our new test is to provide pathologists with a clearer understanding of how this cell is functioning.  The seven markers used to make up the Insight DX profile are well established, well published markers and eliminate the black box approach of the current competitors.

In total, there have been over 15,000 publications validating the use of these individual markers in the management of breast cancer; a strong supporting argument for using a more transparent approach to these types of predictive tests.  The new test uses well characterized lab techniques conducted on paraffin embedded tissue which means no special tissue preservation or shipping is required making transportation consistent with all other Clarient test.  Standard clinical pathology risk factors like tumor grade, size and node status are incorporated directly into the algorithm to eliminate confusion on how to interpret potentially overlapping prognostic information.  The Insight DX profile provides valuable adjuvant treatment information to many risk groups; all ages, tumor sizes, grades, et cetera.

Finally, in our validation studies, the test out performed the best clinical practice treatment guidelines.  As we have consistently stated, gaining market traction for our new tests will depend on two initiatives.  First, we’re working to publish papers; highlighting the strong supporting data regarding our new profiles.  We also recently obtained another patient cohort from the NCI which has over 500 samples with 10 years of outcome data.  The next phase of our clinical study strategy will allow us to establish our profile under design control and QSR as we prepare for potential regulatory changes which may require submission of the data.  As well, we will begin to look at how the test compares to competitive tests other than adjuvant on line and identify the potential impact of some new emerging markers like FOXA1.  Next, we must educate our pathology clients in the utility of the test as they incorporate the risk recurrence information into their tumor board workups.  In 2009 our go to market strategy will focus on leveraging our relationships with over 950 pathology practices who today depend on Clarient to deliver the initial workup from their breast cancer cases.  With our past sight (sp?) reporting tool, current clients can easily order the risk recurrence score for a specific patient with a click of a mouse.  Within five to seven days pathologists and oncologists can have in their hands important information to assess whether chemotherapy is necessary.  These pathology centers of excellence have the expertise and knowledge to immediately utilize this test to augment their role in assessing breast cancer sample prior to reporting the case information to their oncologist.  While we continue to believe that it will take us awhile to establish the test in the market, I’m happy to report that we’ve already received our first orders for the test, certainly a good start.  I could go on, but we’ve established a wonderful microsite on our Website to provide more information on the new test.  I encourage you to go to the link for more information.

Now I’d like to open the call for questions.

Operator:                         Thank you, sir.  Ladies and gentlemen once again, if you would like to ask a question, hit star, one on your touchtone phone and to withdraw your question hit star, two.

And our first question comes from the line of Scott Gleason with Stephens Incorporated.  Go ahead sir.

Scott Gleason:                 Hi guys.  Congratulations on the strong quarter and all the progress you’ve made to date.

Male Speaker:                 Thanks Scott.

Scott Gleason:                 Just real quick— first— I guess Ronny when we look at rep productivity, you guys obviously had substantial number of reps in the quarter can you kind of just remind us what kind of your typical rep productivity ramp is from a revenue contribution stand point and when you would expect those reps to reach a breakeven point?

Ron Andrews:                 Great question.  In Q1 we spent the majority of the quarter obviously recruiting, hiring and training these new reps.  Our typical expectation is that a new rep within the first 9 months after they’re hired that they will reach a— about a $500,000 territory level and than after a full year they should be on a run rate of about 1.5 million and it’ll take about the second year to reach the $2 to $3 million range, but our average rep last year averaged about $3 million per territory and we believe ultimately given the high value of the new emerging markers combined with the current value of our base case— base cases that we should see that that $3 million to $3.5 million range per rep is the target for these new territories.

Scott Gleason:                 Great.  And Ronny when you look at national coverage, right now, what percentage of national coverage do you guys think you have with the existing sales force?

Ron Andrews:                  Well, that’s another good question.  Obviously, we cover the whole country, but I think you know, our strategy has been to target key metropolitan areas and outlining areas where our market message resonates and those are typically cities like, Atlanta, Dallas, Houston, St. Louis, cities that have a university presence, but have a very strong supporting suburban healthcare system where our reps can go in and work with those pathology centers of excellence really to develop their business model and help them compete against the local university and national competitors like LabCorp, Quest,  Genzyme (sp?), Genoptics (sp?), et cetera.  So, our strategy is to now expand around the current centers of excellence cities which have been— which we’ve been successful in, but hiring these new reps will clearly give us a much stronger coverage around the United States and we will intensify our focus on the east coast, obviously because that is an area where you have a high incident rate of cancer and a high population base.

Scott Gleason:                 Great.  Clearly you guys have made a lot of progress on the bad debt front, with that number coming down to 12% from 20% last quarter.  Can you guys give us a little more granularity on where that number could go towards the end of 2009 and as we move into 2010?

Ron Andrews:                  Yes, Scott.  Let me answer that and I’ll let Ray— he can add color or commentary to my comments, but clearly we want to be conservative with our discussion and guidance on this.  I mean, we have made a lot of progress 20 to 12 is big progress, but I don’t think you’ll see that kind of decrease going forward.  We don’t have enough history with our in house system yet to really change and alter our methodology for accounting for bad debt.  So, I think going forward the current levels will probably be a good place to sort of model our business at least for the next one to two quarters, but clearly we believe we’ll be able to improve this as we exit this year, given all the focus on them.

Ray Land:                         Yes, I would agree with Ronny.  The methodology that we’re using is based on an income state approach rather than analyzing the field curves by pair in the balance sheet.  In order to get satisfactory information enough to build a database on, you need more history, so I think we’re going to need at least one quarter, maybe two quarters more of history by pair.  And XIFIN allows us to go in and analyze those pair classes to see what our experience is.  So— and where we want to get to is that we use a balance sheet approach and focus on the aging by pair class.

Scott Gleason:                 Great.  And then this last question, Ronny I know it’s really early days with Insight DX, can you maybe just give us a little bit more color on kind of the reception you’re getting from your customer base with the initial launch and then from a covered live standpoint, on the reimbursement front, what percent of covered lives do you guys kind of start with, day one with this test.

Ron Andrews:                  Those are two great questions.  Let me start with the first.  First off, we expect there to be a sort of a transition over this year— you’ll have first movers in this space that are progressive pathologist who are well studied and as I said, have over 15,000 publications that the markers set, has been validated and supported with.  Those guys are very excited— those are where our early orders are coming from.  We have four orders in house today.  We have four more we expect to come in this afternoon.  So, eight in our first day, not bad for right out of the gate with this test.  Clearly, we think that the first movers are smaller in number in this industry.  Pathology is an age old science and the reality is change doesn’t come rapidly, at least that’s our conservative expectation.  The fast followers will come on as we start to get more publications, as they see their peers using it, and as obviously our marketing efforts to have Dr. Blume out, who as we know is a world leader in breast cancer pathology, out talking about the practical approach we take into building this marker set to look for various markers up and down the cell— metabolic cycle that lead to indication of progression and recurrence of disease.  So, we think that we will start to build momentum through the summer and clearly by the end of this year, we should have some meaningful traction in revenue for this new test.

As far as the number of covered lives, our out of the gate strategy is really to focus now— Medicare, we’ve met with them and clearly these markers are well defined and already reimbursed as individual markers, so we will submit these underneath those individual marker codes as well as we will submit a miscellaneous code which they’ve agreed to, to account for some of the R&D expense in the mathematics.  We do not know what they will reimburse at this point, we know what we are going to bill, and we will see and be able to report on our next call what that looks like.  But I do think that the managed care strategy will unfold a little more slowly. We clearly need some competitive head-to-head data with some of the other competitive tests that are already covered by managed care and once that comes in with this new cohort that we’re bringing in and some other cohorts that we have from friends of Clarient, we should be able to establish the data necessary to go out and compete in the these managed care arenas and so second, third, fourth quarter, we should start to see the managed care discussion get intense and we should have some information at that time, Scott as to how it’s going to play out.

Scott Gleason:                              Great.  Thanks for taking my questions, guys.

Ron Andrews:                              Absolutely.  Thank you.

Operator:                                      Thank you, sir.  And our next question comes from the line of Mr. Chattobadhyay with Boenning and Scattergood.  Go ahead, sir.

Debjit Chattobadhyay:             Hello gentlemen, thank you for taking the question.

Ron Andrews:                              Debjit.

Debjit Chattobadhyay:             I guess most of the good questions have already been asked.  I’ll do the nuts and bolts.

     When you look at the big increase in accounts receivables, do you think that’s going to bring the bad debt in the second quarter or that’s just a reflection of what happened in January and February and it’s kind of connected through the better recovery.

Ron Andrews:                              Yes, it’s the latter; it’s what occurred in January and February and the low cash collections and we should see an improvement as we move forward.

Ray Land:                                      Yes, clearly we had sort of the perfect negative storm in January and February we had a new billing system that we were bringing up, learning about which we had some challenges in getting these things processed effectively, quickly.  And then you had the new payer for Medicare trying to get their act together and all that just came to a  head and perfect storm in January and February, got corrected in March and obviously, April, a bit consistent.  Again, a lot of encouragement there, but we’re not ready to claim victory yet.

Debjit Chattobadhyay:             When you look at your gross margins at 300 basis point uptick from the previous quarter, is that sustainable in a sense?  Can you maintain at a 60% or should we look at it more around the 57, 58% going forward.

Ron Andrews:                              Yes, that’s a great question.  I think the way to look at this is, we made some investments in Q1 obviously, in sales force and in infrastructure, we still were able to deliver the 60%.  I think as we look at bringing more pathologists in house to support some of the new efforts we’re ongoing, which are arguably very important, but also expensive headcount that you can start— you may see a little added expense creep up which goes up in the cost of sales line now.  So, as that happens, I think what you’ll see is a stabilization at the current levels; we aren’t expecting it to continue to increase significantly through the year.  However, Mike’s not on the call, I’m sure he’s listening, so I’ll just put the bogie on his back that we— Mike’s done a great job with the operations team to deliver every quarter, obviously he believes there could be some upside in this, but we’re not going to predict that because we certainly believe that the growth is going to require some pathology headcount and that could hold us flat at our current level.

Debjit Chattobadhyay:             When you look at the G&A and the marketing  lines, very significant increases from the fourth quarter of last year.  Now should we kind of annualize the first quarter rates or should we sort of increase it slightly, going into the rest of the year.

Ron Andrews:                              Yes— Keep an eye— we hired— we had recruiting and training expenses that are in that sales and marketing line for Q1 and so, the addition of 14 headcount, obviously the salaries and commissions for those folks will continue, but the initial training cost and recruiting cost, that’s about 200,000 or 250,000 of the 400,000 associated with the recruitment and hiring and training of those guys, that’s not going to recur.  However, keep an eye on, we just launched Insight DX, so we do expect there to be some advertising and media expenses in Q2, 3, and 4 as we launch the Insight DX test, but I think our commitment in this area, just like it is in every area of the company, we’re committed to what we’ve said all along, which is we will deliver a  positive EBITDA and a positive operating profit year however, we’ve been consistent in saying we aren’t going to commit to the number in EBITDA or operating profit because we don’t want to be restricted to the investment that we might want to make to either accelerate some of the launches of other tests and our— some investments we might want to make to accelerate the launch of these tests.

Ray Land:                                      And on the G&A side we incurred about $400,000 of corporate business development expenses which we don’t expect to reoccur in the latter part of the year.

Ron Andrews:                              Correct.

Debjit Chattobadhyay:             Now that the Insight DX has been launched, I mean, the 40,000 picture, what’s the next big target for you guys?

Ron Andrews:                              Well, I don’t want to hedge too much on that because we’re working on some very sensitive opportunities, but clearly colon cancer continues to represent a great opportunity as well as lung cancer for us, we want to continue to focus on developing out a market for and adding to the depth of our prostate genes, so we are— we’re going to continue to focus on the five cancers that we’ve consistently said represent the biggest opportunity for targeted therapeutics going forward.  And I think you’ll see things unfold, Debjit in those areas over the course of the next quarter actually, the next two quarters probably.

Debjit Chattobadhyay:             One last question, in terms of bringing up the threshold of the positive earnings here, would you consider a reverse split any time soon, just too generate more leverage on that?

Ron Andrews:                              At this point and time, at least our research of reverse splits has been sort of mixed.  We really haven’t seen how that improves the value of a company unless there’s some inflexion point event around that which might take place.  And so at this point and time, we think with the current flow, and obviously the large position that our two major investors still have, it’s probably in everyone’s best interest to continue to run at the current share load, but clearly with some strategic events, it could happen in the future, that could be an option, but certainly not something we’re planning in the imminent future.

Debjit Chattobadhyay:             Ronny, you gave a breakdown of the increase on the debt volumes for leukemia (sp?), lymphoma, breast and molecular.  Can you run down the average revenue per debts for these or/and the average early per case?

Ron Andrews:                              You know what, I don’t have that information at my fingers tips.  I have the total average per case, but obviously that’s— I can give you sort of ongoing what it has been in the past, but I—

Debjit Chattobadhyah:             I can actually run down some of the numbers that I’m using:  For solid tumors and breast, I’m using 125.

Ron Andrews:                              Yes.

Debjit Chattobadhyah:             Leukemia and lymphoma I’m using about 68 and for molecular I’m using about 452.

Ron Andrews:                              Yes, those are per test, so far.  Those work.  Those are the right average per test.  I think the key for everyone to realize is that different cases require a different number of tests.  For instance, the average number— the breast workup is typically three to five tests, leukemia, lymphoma is between 18 and 20 tests.  And then obviously, the molecular in PCR that $452 does include all the probes within KRAS and BRAF, so that 452 is a good average for cases per KRAS and BRAF, but in leukemia, lymphoma and in the solid tumors, you really have to multiple that per test against the total number of tests used for a case.

Debjit Chattobadhyah:             Thank you so much, and I’ll get back in queue.

Ron Andrews:                              Okay, thank you.

Operator:                                      And our next question comes from the line of Matt Pommer with Roth Capital Partners.  Go ahead.

Matt Pommer:                             Good afternoon guys, thank you for taking the question.

Ron Andrews:                              Hi Matt, how are you doing?

Matt Pommer:                             Good.  You?

Let’s see, so with the launch of Clarient’s Insight DX for breast camper— cancer what are the early implications on your competitive position?

Ron Andrews:                              Well, clearly we’ve sort of stated this consistently, we’re a pretty abundant mentality group here.  I mean this market’s a $400 million market in the U.S. or more, the major competitor today has just a little over 100, I think 120 million in revenues, so clearly there’s still an open playing field for both companies to compete and win in this market.  Our focus this year is not going to be to really go after a— I would say, a competitive front, it’s really going to be a focus on the pathology client that already use our lab for the initial workup and even the secondary workup and offer them an additional service that gives them the information they need really, before they go to their tumor boards and therefore obviate the need for the competitive tests before it ever arises.  However, we also realize that a lot of this is adjuvant online which is what we’d call the gold standard in the medium market, or the non academic market out there, that’s still the most widely used technology or test and is really a software package that combines a number of tests, and that is really what our initial competitive landscape will look like.  I believe that we’ll continue to grow and be able to penetrate (sp?).  Obviously, as we get a stronger set of data and we get this new NCI database and other things done, we will definitely— we can go beyond our current customer base.

Matt Pommer:                             Can you help us understand your captive market opportunities today and do you have any idea what the percentage of them are using a competitive breast cancer diagnostic test for risk assessment score?

Ron Andrews:                              Yes.  That’s a great question.  Let me answer it this way, our current captive market is really— we get 140 samples a day about 100 of those are ER positive, so if you do the math 100 a day times 77 days in a quarter, times $3,000 or 3,200 list price for the test— I mean our total available market for this is in the $75 to $85 million range and so our assessment of market uptake is really a percentage of that captive market.  And we believe that in the first six months that our real focus will be on, what we call, the first movers or the early adopters and that’s about 5% of that captive market.  And then the fast followers are really the group that we’re really going to be most interested in and that’s probably 15 to 20% of that group— of our current customer base.  That means that by— really by the middle of 2010 to the end of 2010 we should be penetrating those two market segments and that should give us some significant traction with 15 to 20% of our base business.

Matt Pommer:                             Okay, great.  From the sales rep perspective, how do you believe the sales reps can incorporate this into their selling strategy and how many accounts or what type of perception do you believe the accounts that you may not be in today will perceive Clarient differently?

Ron Andrews:                              Yes, that’s a great question.  We have had a numb— obviously we’re averaging over 50 new accounts per quarter since I’ve been here for the last — actually, since Clarient’s been in existence for well, over four years now and that’s been a very impressive number.   And it’s a testimony to the incredible sales team.  I would say this, that I believe there’s still though— are— with the low hanging fruit and even that fruit in the middle of that tree have been harvested, I would say, the folks that are holding on and not coming to Clarient at least for breast cancer, are some of the folks that have been happy with their current supplier because they see that there’s a need to program.  And obviously Clarient’s IDX is new and refreshing and it empowers pathologists where the current competitive test does not empower pathologists, and so we believe there could be and should be motivation with these pathologists that have not chosen to use Clarient for breast cancer yet, to really give us a shot now.  Because this test will A. increase their revenue by allowing them new test that they can score locally, but also it further ingrains them and repatriates them into the management of these cancer cases and their tumor boards.  Obviously, we believe our reps are well trained.  We’ve hired the type of rep that can carry that missionary message and educate a pathologist on how to use this information to further improve their local business.  So, we have high expectations for this given— in our captive market as well as giving us a chance to bring in new customers.

Matt Pommer:                             And with regard to Insight DX, can you help us understand the opportunity of a FOXA1 biomarker and how that might be additive to the test?

Ron Andrews:                              Yes, that’s a great question and I’m glad you asked it.  I guess there was some confusion, and I apologize for that.  My job and our job as a company is to stay on the cutting edge of discovery that could be important in the management of— specifically breast cancer and leukemia and colon cancer, which are the three we that we have the greatest penetration in today and so, we saw papers presented at congresses over the last year on FOXA1 and Dr. Blume and Dr. Ferry’s investigation of FOXA1 really led us to believe that this was an exciting, very promising, gene marker that could augment our breast program; not just inside DX, but overall our breast cancer program.  And so, we know it has predictive value alone, what we want to do now is incorporate that and maybe some other markers that have emerged on the market to look at a incremental improvement in version one of Insight DX and obviously, if we see that, we’ll add it.

                                                     Our strategy, and I think it’s important for all investors to understand, this is not a stagnant market, this is not a very mature diagnostic market where you can look at glucose ten different ways and still it’s still glucose.  This is a market, that will over the next year, really explode in terms of the amount of markers that come on the horizon based on the discoveries that pharma and diagnostic companies are making.  And our goal is to really stay on the cutting edge of these and be able to incorporate those cost effectively into our program where these tests make sense.  Our goal of FOXA1 is to bring it up as an individual gene marker, use it as an individual gene marker in certain cases and look at the incorporation of Insight DX as well maybe complementary to other markers for other cancers where the FOXA1 gene may be prevalent.

Matt Pommers:                           Okay, great.  And it’s my understanding that your revenue guidance for 2009 incorporates very little revenue baked in for Insight DX, is that still the case?

Ron Andrews:                              That is the case.  The 93 to 98 million incorporates very minimal amounts of Insight DX and clearly we did that because we didn’t have good insight, no pun intended, in to what the ramp up and— might be.  But by the end of second quarter, we should have some good indicators as to how well this is going to go and that would obviously, give us some insight into how we might think about year end revenue numbers.

Matt Pommers:                           Okay, great.  And now turning back again to gross margins.  I was hoping you could help us flesh out the moving parts in gross margin.  Earlier you made the comments that this might be a level we can expect to see going forward.  Is that that case?

Ron Andrews:                              Yes.  I think— given how well we did in Q1 in terms of efficiency, and Mike again is not on the call, but his team did an excellent job at really holding expenses down, despite the growth.  I think we will need to hire some folks along the way, obviously, because we are growing rapidly, and as we bring on some of these new more complex technologies and as Insight DX takes off, obviously there’s going to be a need to hire more people.  But it is a scalable event and therefore, I think, we will probably not see increases in gross margins, but I can’t imagine that will fluctuate too far downward from our current point, but it should be within the 58 to 60% range, we think, for the year.  Hopefully, I get surprised and we’re able to continue to improve the efficiency, we haven’t seen the impact of an ERP system, we haven’t seen the impact of lab information system that we hope to bring up.  I think the LIS (sp?)  system will actually not be added really until next year.  So, we’re really looking at a year where— 6%, we think that’s excellent, I mean given comparison to our peers in this industry that is above almost all the other labs in our peer group.  So, we think that we are very effective and efficient, but I wouldn’t look for further significant increases there.

Matt Pommers:                           Okay, great.  Thanks for the questions.

Ron Andrews:                              Okay.  Thanks, Matt.

Operator:                                      And our next question comes from the line of Jon Hickman with MDB Capital.  Go ahead, sir.

Jon Hickman:                              Hi.  Great quarter, guys.

Ron Andrews:                              Thanks, Jon.

Jon Hickman:                              Could you elaborate— I have to questions.  Ray, could you elaborate a little bit on why the bad debt came down so much?  Is that because you collected stuff you’d written off before?

Ray Land:                                     Let me explain it.  For the fourth quarter of 2008 we had bad debt expense of 4.4 million; 1.4 million of that was GGB (sp?).

Jon Hickman:                              Yes.

Ray Land:                                      And three million was XIFIN related receivables.

Jon Hickman:                              Okay.

Ray Land:                                     In the first quarter we— as I mentioned in my remarks we wrote off GGB completely at the end of the year.  So we had no more bad debit in the first quarter associated with that.  The only bad debt was associated with all of our XIFIN receivables at 2.6 million.  So, it was the resolution of the GGB problem that helped us out.

Jon Hickman:                              Plus, you did a little better on your own.

Ray Land:                                     Right.

Jon Hickman:                              My second question is and maybe you don’t want to talk about this, you have in the past discussed expansion opportunities on the east coast to help you get some geographic advantage over there.  Could you tell us whatever you can tell us about that?

Ron Andrews:                              Sure, we’re pretty transparent about these things.  I’ve tried to forecast this and let everybody know what we’re doing here.  We would like to have east coast presence from a facility’s perspective and in Q1 we aggressively looked at a number of opportunities and those opportunities are still there.   They’re viable, they’re active, but the timing just wasn’t right for Clarient to execute on those.  And so I think what we’ll do is continue to look for the right time to make those moves, there are a number of those types of  opportunities there and we clearly still have that on our radar screen.

We really though, Jon have reached a fork in the road and to be real candid, I think the fork in the road is this.  Our new found cash situation with the Oak Financing really put us in a very powerful position to leverage a very rapidly growing business that’s a channel for new substantial content with a balance sheet now that can support that.  Marry that with the market meltdown and the number of biotech companies that all of a sudden found themselves without money to bring these tests to market, we really realized that there’s a window of opportunity that really strike deals with these companies for new, valuable content and that we couldn’t do both the east coast integration and strike these deals at the same time.  So, we sort of took a step back and said, “Look given the window of opportunity, given our cash position, given some of the challenges we’re still having in billing and collections, it’s probably most appropriate for the company to focus on menu expansion versus facility expansion at this time.”  And so, that decision was made and that’s what we’ve done.  However, we continue to look for opportunities on the east coast and should the right opportunity come at the right time, we’ll definitely move on it.

Jon Hickman:                                                                                           Okay.  And so the FOXA1 is an example of what you just talked about.

Ron Andrews:                                                                                           Correct.  Yes, absolutely.

Jon Hickman:                                                                                           Okay.  Could you just— in the past you’ve given us the annual run rate of the KRAS, how’s that doing?

Ron Andrews:                                                                                           Yes.  KRAS grew 14% Q1 over Q4, so I think that  puts us somewhere a little over $7 million run rate at this point.  KRAS continues to grow— I think we— I hope we were— said this last year, I think we did, but if we didn’t, I’ll say it now, and that is, that we expected with the launch of a commercial kit for KRAS that our actual volumes would flatten out this year because of the fact that a lot of our customers today are university centers, and that we felt like they would have the capacity and aptitude to bring this test up in their local labs, we have not seen that necessarily.  We’ve seen a few of our university systems drop out to bring it up in their own lab, but a lot of these are still with us.  So, there is a small hole in the bottom of the bucket driven by Roche Molecular’s access to a kit that they are now selling on their system in the Unites States.  But this is a very quirky, complex test, and obviously just because you have a kit in house, doesn’t mean your ability to extract the DNA, purify and analyze it, is going to be comparable to that of a reference lab like Clarient.  Because let’s face it, if you’re running five of these a week versus 45 a day, your expertise is very different and these are very sensitive— technique sensitive tests.  So, we hope we can continue to grow KRAS.  That type of growth is not necessarily in our plan, to continue to grow 14% quarter-over-quarter.  But clearly it’s something we’re striking now and (unintelligible).

Jon Hickman:                                                                                         Okay, thank you.

Operator:                                                                                                                And our next question comes from Mr. Art Zinski with Twenty First Century Equities.  Go ahead, sir.

Art Zinski:                                                                                                         Good afternoon.

Ron Andrews:                                                                                         Hey, Art, how are you?

Art Zinski:                                                                                                         I just wanted follow up on KRAS in terms of where the FDA is in terms of deciding if there’s a test positive for mutant gene, then it’s recommended that they don’t use Erbitux drug, is that—

Ron Andrews:                                                                                      Well, it’s really not the FDA that— well, I guess the FDA can decide that for labeling purposes.  But I think our precursor to the FDA is going to be sort of the treatment guidelines that are put out by ASCO and other folks in the medical space.  And right now, there is a prevailing treatment guideline that recommends this testing.  And now, we haven’t seen everyone adopt that guideline, but clearly, there’s increasing momentum to look at KRAS mutant before a decision on Erbitux.  I think that another interesting question that you bring up, Art is KRAS is not just indigenous to just colon cancers and therefore has greater utility across other cancers.  We are hopeful at ASCO, which happens in late May, early June this year, that we might see more papers on utility of KRAS and BRAF and other cancers, which could put a shot in the arm to the volumes of KRAS that are being used around the United States.

Art Zinski:                                                                                                         Last question, in general, in terms of the healthcare policies of the new administration— this is more of a field question— do you sense there is a little bit more of a emphasis on preventative care, preventative medicine and that that might make life a little easier for you in terms of reimbursements for these tests, down the road?

Ron Andrews:                                                                                      You know what, that’s really a very good, complex question.  Let me give you— this is Ronny’s opinion, and not necessarily— what’s the old T.V. saying?  Is not necessarily representative of this stations perspective, but this is what I can gleam from what I know to day.  Look, there has been history of the current democratic congress of improving the pricing for tests that help decide the course of therapy, especially when these therapies can run in the tens of thousands of dollars.  So, we don’t expect that to change.   When I hear, “Universal healthcare”, two things come to mind.  One, more people insured.  Today there are more people becoming unemployed, so if you look at our bad debt, there is a percentage and a growing percentage of our bad debt, is really related to direct patient bills because there’s no insurance.  Universal healthcare would improve the insurance profile and where we’re today, we’re not getting paid at all, we might get paid something from those patients, right?  So that could be a very solid improvement.  The rhetoric from both the Capitol and the White House appears to be very— much leaning towards predictive medicine and clearly given the importance of what we’re doing and I just look at the numbers that they’re going to look at.  Last year $52 billion spent in cancer therapeutics, we know statistically, 25 to 30% of those therapeutics had no impact on the patient.  If you could spend one to two billion in testing to identify the 15 billion that didn’t need to be spent, that’s a net savings of 13 billion, which goes a long way to really support the investment necessary for universal healthcare and insurance plans and things like that.  I think today, there’s a very positive environment going forward for molecular diagnostics for cancer, and I’m not really concerned about reimbursement changes in calendar year ‘09 and possibly even 2010.  But one of the reasons Mike’s not with us today, is there’s a very important industry meeting on the new healthcare reform policies in DC and Mike’s attending for us.  We’ll have better granularity, but that’s sort of our early take from our lobbyists and from my discussions with folks on the hill.

Art Zinski:                                                                                                         Okay, great.  Thank you.  That’s it for me.

Ron Andrews:                                                                                      Thanks, Art.

Operator:                                                                                                                And our next question comes from Kevin Cowell with Oberweis Asset Management.  Go ahead, sir.

Kevin Cowell:                                                                                        Thanks for taking my question.  Nice quarter.

I just have a quick question. I’m kind of new to this story.  I was just wondering, I think you said before that 9% bad debt expense, as a percentage of revenue is the run rate coming out of the first quarter.  I’m just curious what would you consider to be an industry average for another diagnostic company or the average for them and really long term, where do you see you guys bringing bad debt expense down?  Thanks.

Ron Andrews:                                                                                      That’s a good question, so I’m going to give you our thoughts on that.  I don’t think you can look at the industry as a whole bad debt expense and predict how Clarient’s going to do because our testing is increasingly more complex, the cases are increasingly more complex, the cutting edge diagnostics we’re using in some cases, require validation and justification letters from our pathologists.  So, as that unfolds, it is really hard to predict, but the industry itself has seen an uptick in this measurement as well.  I think partly because of some of the things I’ve mentioned earlier with patients, and more people out of work, and more people uninsured than ever before.  So, we’re seeing some peers in our industry at 14, 16%, we’re seeing some as low as, 6, 7% and clearly there is one outlier (sp?), but they have chosen not to recognize certain components of revenue and those components of revenue happen to be the component of revenue that fall— and push everyone’s bad debt up.  I think, reality is, we are looking at sort of our current run rate for the next couple quarters, and we want to certainly manage this down, but I’d hesitate to say where we can get right now because we’ve made progress, but two months don’t make a trend.  So, I think as we get to our Q2 call, I can give you way better granularity as to where we think this can be and I’m not trying to avoid the question, I just think right now it’s just too early to give you a real firm answer on that.

Kevin Cowell:                                                                                             No, that helps out a lot, thanks.

Operator:                                                                                                                    And we have a follow up question from Debjit Chattobadhyay from Boenning & Scattergood.  Go ahead, please.

Debjit Chattobadhyay:                                           Hey, Ray, I was just looking at our model in terms of tax— income taxes.  Should we start modeling some income tax for next year, I mean, despite the NOLs that you have?

Ray Land:                                                                                                                 In 2000 and— well, remember the state of California has suspended the use of NOLs.

Debjit Chattobadhyay:                                           Okay.

Ray Land:                                                                                                                 You need to take that into consideration in your model and in terms of federal, we have 122 million of NOLs.  We are in the process of doing a section 382 study to see exactly what’s available, but initially going in we believe we can use it to offset future federal taxes.

Debjit Chattobadhyay:                                            So, in terms of the California income taxes, what type of average rate should we use even this year?

Ray Land:                                                                                                                 We’re using around 5%.

Debjit Chattobadhyay:                                            Okay, that’s helpful.  Thank you so much.

Ron Andrews:                                                                                           Thanks, Debjit.

Operator:                                                                                                                  That does conclude the audio questions.  I will now turn it back to Mr. Clawson for any email questions.  Go ahead, sir.

Matt Clawson:                                                                                     Thank you, Jill.  As it turns out, questions have been pretty thorough so most everything that was emailed in was covered; I think there’s two quick ones that I’ll put out to Ronny.

The first one is, what is the intent or purpose for the delay in issuing the third tranche, $10 million of convertible preferred stock to Oak Investments?

Ron Andrews:                                                                                           Yes, the 10 million incremental dollars were really for Clarient’s strategic future.  I think one of the things that Oak saw and I encourage folks to talk to them directly, but clearly from our perspective it appeared that the Oak team clearly believes in Clarient’s future strategy and wanted Clarient to have access to some strategic capital should they find the right, either new marker investment and/or east coast investment and they wanted us to have some strategic dollars that we could use, to put in place, should something like that happen.  We originally decided not to take the additional 10 because we did not want to be any more dilutive to current shareholders than the $40 million was originally and so we chose to put that, sort of, on the sidelines until we found a need for it.  Clearly, I think it’s indicative of Oak’s belief and confidence in the strategy of where we’re going.

Matt Clawson:                                                                                          Okay, great.  This last one is sort of a house keeping item.  Will the first quarter see the end of the other expenses line item containing interest charges associated with the previous issue of warrants to Safeguard?

Ray Land:                                                                                                                 No, we will have about 500— between $500 and $600,000 in the second quarter and with the third and fourth quarter, the only interest expense will be on the Gemino Healthcare line, which will run about 100 grand, each quarter.

Ron Andrews:                                                                                           Yes, I think it’s important for investors to note that because we had to do this in two tranches, to meet the SEC regulations, that that second tranche does not occur until May and so we had to still pay interest on the remaining component of that facility until it’s cancelled out which we hope it will be very soon.  So that’s what you’ll see in the Q2 financials that Ray just referred to.

Matt Clawson:                                                                                          Okay.  Thank you.  That does it for the email questions.  Ronny, I’ll just hand it back over to you to say your closing remarks.

Ron Andrews:                                                                                           Thanks, Matt.  It’s been a long call.  We do appreciate the questions and everyone’s patience.  It’s been an exciting— obviously, an exciting quarter for us.  We appreciate you joining us and all of us here remain committed to delivering continued growth, value, and to support our patients, our customers, our shareholders, and our ongoing campaign to defeat cancer.  So, we look forward to reporting more progress at the end of second quarter and until then, thank you and good afternoon.

Operator:                                                                                                                  Ladies and gentlemen that does conclude your conference for today.  You may now disconnect.